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                                   Exhibit (14)(a)

                             Consent of Coopers & Lybrand


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                          Consent of Independent Accountants

We consent to the incorporation by reference in this Registration Statement on Form N-14 (file No. 2-95973) of The One Group to our reports dated August 22, 1997 on our audits of the financial statements and financial highlights for the Treasury Only Money Market Fund, the Government Money Market Fund, the U.S. Treasury Securities Money Market Fund, the Prime Money Market Fund, the Municipal Money Market Fund, the Ohio Municipal Money Market Fund, the Ultra Short-Term Bond Fund, the Limited Volatility Bond Fund, the Intermediate Bond Fund, the Government Bond Fund, the Income Bond Fund, the Treasury & Agency Fund, the Intermediate Tax-Free Bond Fund, the Municipal Bond Fund, the Kentucky Municipal Bond Fund, the Ohio Municipal Bond Fund, the Louisiana Municipal Bond Fund, the West Virginia Municipal Bond Fund, the Arizona Municipal Bond Fund, the Asset Allocation Fund, the Income Equity Fund, the Equity Index Fund, the Value Growth Fund, the Large Company Value Fund, the Disciplined Value Fund, the Large Company Growth Fund, the Growth Opportunities Fund, the Gulf South Growth Fund, the International Equity Index Fund, the Investor Growth Fund, the Investor Growth and Income Fund, the Investor Balanced Fund, and the Investor Conservative Growth Fund constituting The One Group as of June 30, 1997 and for the respective period then ending. We also consent to the reference to our Firm under the caption "Financial Statements" in the Registration Statement on Form N-14 (file No. 2-95973).

               Coopers & Lybrand, L.L.P.

Columbus, Ohio
May 29, 1998